Exhibit 1.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
JUPITER GOLD CORPORATION

JUPITER GOLD CORPORATION (the "Corporation"), a corporation organized and existing under the laws of the Marshall Islands, does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation (the "Articles") and pursuant to the Marshall Islands Business Corporation Act, the Board of Directors duly adopted the following resolutions specifying the creation of a series of Preferred Shares in accordance with Section 3 of Article IV of the Articles, adopted at the incorporation of the Company on July 27, 2016, which section is copied below for reference:

Article IV

Section 3 - Preferred Shares.

The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is vested with authority, with respect to any series of Preferred Shares, to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon, including, without limitation, (1) the designation of the series; (2) the number of shares in the series, which the Board of Directors may, except where otherwise provided in the Preferred Shares designation, increase or decrease, but not below the number of shares then outstanding; (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series; (4) the dates at which dividends, if any, will be payable; (5) the redemption rights and price or prices, if any, for shares of the series; (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; (8) whether the shares of the series will be convertible into shares of any other class or series, or any other  security, of the Corporation or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; (9) conditions or restrictions on the issuance of shares of the same series or of any other class or series of the Preferred Shares; (10) the voting rights, if any, of the holders of the series; and (11) the rights to elect one or more directors of the Corporation. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Shares.

Exhibit 1.4 -- Page 1

RESOLVED, that the designations, powers, preferences and rights of the Series A Convertible Preferred Stock be, and they hereby are, as set forth below:

1.    Designation: The series of preferred stock created by this resolution is hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

2.    Number. The number of shares constituting the Series A Preferred Stock is fixed at one (1) share, no par value, and such amount may not be increased or decreased, except with the written consent of the holders of 100% of the issued and outstanding Series A Preferred Stock.

3.    Dividends. The holders of the Series A Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Corporation's Common Stock ("Common Stock"), the holders of the Series A Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

4.    Dates of Payment of Dividends. The holders of Series A Preferred Stock shall be payable dividends, if any, on such dates as determined by the Board of Directors of the Corporation.

5.    Redemption. The Series A Preferred Stock shall not have special redemption rights.

6.    Sinking Fund Provisions. There shall be no sinking fund with respect to outstanding shares of Series A Preferred Stock.

7.    Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall not be entitled to a liquidation preference over the holders of the Common Stock, but the holders of the Series A Preferred shall share pro rata with the holders of Common Stock, as if all then outstanding shares of Series A Preferred Stock were converted into Common Stock, in any assets of the Corporation available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock, if any, having a preference over the Series A Preferred Stock, are entitled.

Exhibit 1.4 -- Page 2

8.    Conversion Rights.

(a)    Optional Conversion. All or any portion of the outstanding shares of Series A Preferred Stock may upon at least ten (10) days prior written notice to the Corporation be converted into Common Stock at the then effective Conversion Ratio, as defined below. At any time, each share of Series A Preferred Stock shall be convertible into one (1) share of Common Stock (the "Conversion Ratio").

(b)    Delivery of Certificates Upon Conversion. The Corporation shall deliver to the holder promptly following the Conversion Date (which date shall be ten (10) days after the Conversion Notice is delivered to the Corporation together with the certificate or certificates representing the number of shares of Series A Preferred Stock being converted and a duly executed assignment or stock power) a certificate or certificates for the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock.

(c)    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance on conversion of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series Preferred Stock.

(d)    Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Exhibit 1.4 -- Page 3

9.    Rights Related to Issuance.  So long as the 1 (one) share of Series A Preferred Stock remains outstanding, the Corporation shall not issue any other Series  A Preferred shares nor, without first obtaining the approval by vote or written consent of all the 1 (one) outstanding share of Series A Preferred Stock, (i) alter or change the powers, preferences, privileges, or rights of the Series A Preferred Stock, or (ii) amend the provisions of this Section 9 or any other provision of this Certificate of Designations, Preferences, and Rights.

10.    Voting. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law,  the holders of the 1 (one) share of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class.  For so long as the one (1) share of Series A Preferred Stock is issued and outstanding, the holder of the 1 (one) share of Series A Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holder of the 1 (one) share of Series A Preferred Stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of any series or class then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

11.    Right to Elect Director. So long as the 1 (one) share of Series A Preferred Stock remains outstanding, the holder of the 1 (one) share of Series A Preferred shares shall have the right to nominate one director to the Board of Directors of the Company.

12.    Action By Written Consent. Whenever the holder of the 1 (one) share of Series A Preferred Stock is required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holder of the outstanding 1 (one) share of Series A Preferred Stock of the Corporation.

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13.    Replacement. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the certificate evidencing the 1 (one) share of Series A Preferred Stock, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

14.    Notice. Whenever notice is required to be given pursuant to this Certificate of Designation, unless otherwise provided herein, such notice shall be given at the address then set forth in the Corporation's records.

Exhibit 1.4 -- Page 5